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                               [LETTERHEAD KPMG]







                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Enterbank Holdings, Inc.:

We consent to the incorporation by reference in Enterbank Holdings, Inc. and subsidiaries (Enterbank) registration statement 333-43365 on Form S-8 of our report dated January 29, 1999, relating to the consolidated balance sheets of Enterbank as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Enterbank.


/s/ KPMG LLP

St. Louis, Missouri
March 22, 1999